_______, 2008


MONY Life Insurance Company of America
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

This opinion is furnished in connection with the joint filing by MONY Life Insurance Company of America ("MONY America") and AXA Financial, Inc. ("AXA Financial") of a Form S-3 Registration Statement of MONY America and AXA Financial, Inc. for the purpose of registering guaranteed interest account with market value adjustment interests under flexible premium annuity contracts ("Interests") and the subordinated guarantee of such interests under the Securities Act of 1933.

The Interests are purchased with contributions received under individual variable annuity contracts (the "Contracts"). As described in the prospectuses included in the Registration Statement, the Contracts are designed to provide for retirement income benefits.

I have examined such corporate records of MONY America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. MONY America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Contracts (including any Interests credited thereunder) are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of MONY America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        /s/
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